Exhibit 9.1

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

THIS THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (“Agreement”) is made and entered into as of the 16th day of February 2006, among Precision Therapeutics, Inc., a Delaware corporation (the “Company”), the persons listed on Schedule I as Purchasers (collectively, the “Purchasers” and each individually, a “Purchaser”), the persons listed on Schedule II (the “Series A Holders,” and together with the Purchasers, the “Preferred Holders”) and the persons listed on Schedule III (the “Common Holders”, and together with the Series A Holders, the “Initial Investors”).

BACKGROUND

WHEREAS, the Company and Initial Investors are parties to that certain Second Amended and Restated Stockholders Agreement of the Company dated August 22, 2003, as amended (the “Former Agreement”);

WHEREAS, the parties to the Former Agreement desire to amend the Former Agreement to terminate all rights and obligations thereunder and to set forth any new rights and obligations of the Initial Investors and any Purchaser under this Agreement;

WHEREAS, in accordance with Section 12 of the Former Agreement, the required parties (including the necessary subclasses of such Initial Investors) have agreed to amend and restate the Former Agreement in the form of this Agreement and, therefore, all Initial Investors shall become bound by this Agreement;

WHEREAS, the Purchasers are acquiring shares of the Company’s Series B Preferred Stock (the “Series B Preferred Stock”) pursuant to the terms of a Series B Preferred Stock Purchase Agreement of even date herewith between the Company and the Purchasers (the “Purchase Agreement”);

WHEREAS, it is a condition to the obligations of the Purchasers under the Purchase Agreement that this Agreement be executed by the parties hereto, and the parties are willing to execute this Agreement and to be bound by the provisions hereof; and

WHEREAS, the Company, the Initial Investors and the Purchasers intend that this Agreement supersede, amend and restate the Former Agreement.

TERMS

NOW, THEREFORE, in consideration of the promises and the mutual agreements set forth herein, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the parties agree as follows:

1. Certain Defined Terms. Capitalized terms not otherwise defined herein shall have the following respective meanings:

(a) “Affiliate” refers to: (i) any person directly or indirectly controlling, controlled by or under common control with another person, (ii) any person owning or controlling 50% or more of the outstanding voting securities of such other person, (iii) the spouse, sibling, ancestor or lineal descendants of such person or of any of the parties referred to in the foregoing clauses of this definition, and (iv) a trust for the benefit of such person, of such person’s spouse, or any of the parties referred to in the foregoing clauses of this definition. For the purposes of this Agreement, the percentages of Stock held by an Initial Investor or a Purchaser shall be aggregated together with all other Initial Investors and Purchasers who are Affiliates of such Initial Investor or Purchaser.

(b) “On A Fully Diluted Basis” means the total number of shares of common stock (“Common Stock”) which are issued and outstanding, plus the total number of shares of Common Stock which would be issued and outstanding assuming the exercise of all outstanding options and warrants and the conversion of all outstanding preferred stock.

(c) “Shares” shall mean and include all shares of Stock now owned or hereafter acquired by any Stockholder.

(d) “Stock” shall mean and include all shares of Series A1 Preferred Stock and Series A3 Preferred Stock (collectively, the “Series A Preferred Stock”), Series B Preferred Stock and Common Stock (“Common Stock”) of the Company, and all other securities of the Company which may be issued upon conversion or in exchange for or in respect of such shares (whether by way of stock split, stock dividend, combination, reclassification, reorganization or any other means).

(e) “Stockholder” shall mean the Purchasers and the Initial Investors.

2. Prohibited Transfers. No Stockholder shall sell, assign, transfer, pledge, hypothecate, mortgage, encumber or dispose of all or any of his Shares without first complying with the terms of this Agreement. Notwithstanding the foregoing, a Stockholder may transfer all or any of his Shares (a) as part of a registered public offering of the Company’s securities under the Securities Act of 1933, as amended (the “Securities Act”), (b) by pledge that creates a mere security interest in the pledged Shares, provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if he were the Stockholder making such pledge, or (c) either during his lifetime or on death by will or intestacy to his siblings, lineal ancestors or descendant or spouse or any adopted child of a Stockholder, or any custodian or trustee for the account of a Stockholder or a Stockholder’s siblings, lineal ancestors or descendants or spouse or any adopted child of any Stockholder, or (d) to an Affiliate or a partner of a Stockholder; provided, in each such case the transferee shall receive and hold such Shares subject to the provisions of this Agreement and there shall be no further transfer of such Shares except in accordance herewith and as a condition precedent to any such transfer, such transferee must execute and deliver a counterpart signature page to this Agreement. No party will avoid the provisions of this Agreement by making one or more transfers to an Affiliate of such party and then disposing of all or any portion of such party’s interest in such Affiliate.

3. Right of First Refusal.

(a) In the event that any Stockholder (a “Selling Stockholder”) agrees to sell Shares to one or more third parties, the Selling Stockholder shall deliver to the Company a written notice of the intention to sell and the terms and conditions of the proposed sale, including a description of the Shares to be sold, the purchase price, the material terms and conditions upon which the proposed sale of Shares is to be made and the identity of the proposed purchaser (hereinafter referred to as a “Notice of Intention to Sell”), together with a written offer (hereinafter referred to as the “First Inside Offer Notice”) irrevocable for ten (10) days from its receipt to sell to the Company for a price determined in accordance with Section 3(f) all or a portion of the Shares covered by the Notice of Intention to Sell, on the same terms and conditions as are contained in the Notice of Intention to Sell. No Selling Stockholder will deliver a First Inside Offer Notice unless he has received a bona fide offer from the proposed purchaser named in the accompanying Notice of Intention to Sell to purchase the Shares in question on the terms set forth therein. If the Company accepts the First Inside Offer, the Company shall purchase and pay for the Shares in accordance with the terms of the First Inside Offer and Sections 4 and 5 hereof.

(b) The Company shall have an option for a period of ten (10) days from receipt of the Notice of Intention to Sell to elect to purchase the Shares at the same price and subject to the same material terms and conditions as described in the Notice of Intention to Sell. The Company may exercise such purchase option and, thereby, purchase all (or a portion of) the Shares by notifying the Selling Stockholder in writing before expiration of such ten (10) day period as to the number of such Shares which it wishes to purchase. If the Company gives the Selling Stockholder notice that it desires to purchase such Shares, then payment for the Shares shall be by check or wire transfer, against delivery of the Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing thereof, which shall be no later than thirty (30) days after the Company’s receipt of the Notice of Intention to Sell, unless the Notice of Intention to Sell contemplates a later closing with the prospective third party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 3(f). If the Company fails to purchase all of the Shares by exercising the option granted in this Section 3(b) within the period provided, the Shares shall be subject to the options granted to the Purchasers pursuant to this Agreement.

(c) If the Company does not accept the First Inside Offer as to all of the Shares, the Selling Stockholder shall thereupon deliver to each Preferred Holder the Notice of Intention to Sell together with a written offer irrevocable for ten (10) days to sell to such Preferred Holders for a price determined in accordance with Section 3(f) all or a portion of all of the Shares not purchased by the Company (hereinafter referred to as the “Second Inside Offer”), on the same terms and conditions as the First Inside Offer. The Preferred Holders shall have the right to accept the Second Inside Offer on a pro rata basis in accordance with the number of shares of Common Stock (including shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, on an as-converted basis) owned by each of them. Each exercising Preferred Holder shall give written notice to the Selling Stockholder and to the Company stating the quantity of Shares which such Preferred Holder desires to purchase. If the total number of Shares specified in such Preferred Holders’ notices exceeds the number of Shares offered in the Notice of Intention to Sell, each exercising Preferred Holder shall have the right, up to the number of Shares specified in his notice, to purchase such portion of the Shares on a pro rata basis with all other exercising Preferred Holders. The Shares not so purchased shall be allocated on a pro rata basis among the exercising Preferred Holders electing to purchase more than their pro rata portions up to the number of Shares specified in each exercising Preferred Holder’s notice to the Selling Stockholder.

(d) If all of the Shares offered by the Selling Stockholder are not purchased pursuant to the First or the Second Inside Offer, or payment therefor is not made in accordance with Sections 4 and 5 hereof, the Selling Stockholder may sell the remaining Shares to the bona fide third party purchaser named in the Notice of Intention to Sell (the “Third Party Purchaser”) (subject to the Selling Stockholder first complying with the provisions of Section 6) on the same terms and conditions set forth in the Notice of Intention to Sell, during the forty-five (45) day period immediately following expiration of the Second Inside Offer or the time for payment for the Shares by the purchasing party(ies), as the case may be. All Shares transferred pursuant to this Agreement shall remain subject to the terms of this Agreement and shall be transferred subject to the condition precedent that the Third Party Purchaser execute and deliver a counterpart signature page to this Agreement. Any Shares not purchased pursuant to the First or the Second Inside Offer or by the Third Party Purchaser may not be sold or otherwise disposed of without again offering them to the Company and the Preferred Holders in accordance with this Agreement.

(e) Any right that a Selling Stockholder may have under Section 3(d) above to transfer Shares in accordance with the terms of the Notice of Intention to Sell shall terminate on the later of (1) the expiration of the 45-day period set forth in Section 3(d) above or (2) the closing date contemplated by the Notice of Intention to Sell. Upon the termination of such right, the conditions on transfer set forth in this Agreement shall once again become applicable to all Shares and no transfer may be made without complying anew with all such conditions.

(f) The purchase price to the Company or the Preferred Holders for Shares offered pursuant to the First or the Second Inside Offer shall be an amount equal to 100% of the cash purchase price and 100% of the fair value of any noncash consideration set forth in the Notice of Intention to Sell. Such fair value shall be jointly determined by the Selling Stockholder and the Board of Directors of the Company, or the Selling Stockholder and the purchasing Preferred Holders, as the case may be, or, if they are unable to agree within ten (10) days after the Company’s receipt of the Notice of Intention to Sell, by such appraiser as the Selling Stockholder and the Board of Directors, or the purchasing Preferred Holders, as the case may be, may jointly choose. The cost of the appraisal shall be borne one-half by the Selling Stockholder and one-half by the Company, or the purchasing Preferred Holders, as the case may be.

(g) This Section 3 shall not apply to transfers made in compliance with Section 2 above.

4. Terms of Payment. If the Company or any Preferred Holder has the right to purchase Shares pursuant to the terms of this Agreement, the Company or the Preferred Holder(s) will purchase such Shares on substantially the same or no less favorable terms and with the same method of payment as is specified in the Notice of Intention to Sell; provided, however, that if the method of payment set forth in the Notice of Intention to Sell consists of property other than cash, then the purchasing party(ies) shall be entitled to pay the purchase price in a sum of cash equivalent to the fair market value of such other property determined in accordance with Section 3(f).

5. Closing on Stock Sales; Tenders. The acceptance of any offer hereunder shall be by notice to the Selling Stockholder and the First Inside Offer and the Second Inside Offer shall specify a date of closing, which date shall not be earlier than fifteen (15) business days nor later than thirty (30) business days after the receipt by the Company or the Preferred Holder(s) of such offer. At said closing, the purchasing party(ies) shall make payment as described in Section 4. Certificates for the Shares to be purchased, duly endorsed or accompanied by duly executed stock powers, shall be delivered at such closing by the Selling Stockholder. The purchasing party(ies) may reasonably request waivers of any tax liens, a representation and warranty of good title to the Shares to be sold, and/or evidence of the authority of any legal representatives, before tendering payment for the Shares to be purchased.

6. Right of Co-Sale.

(a) In the event that neither the First Inside Offer nor the Second Inside Offer is accepted, or either or both are accepted in part but not in their entirety, and the Selling Stockholder desires to sell the Shares to the Third Party Purchaser, then each Preferred Holder which notifies the Selling Stockholder in writing within thirty (30) days after the receipt of the Notice of Intention to Sell, shall have the right to sell to the Third Party Purchaser, as a condition to such sale by the Selling Stockholder, at the same price per share and on the same terms and conditions as involved in such sale by the Selling Stockholder (and a Preferred Holder may include Series A Preferred Stock or Series B Preferred Stock (on an as-converted basis) if the Selling Stockholder is selling Common Stock), at least an amount of Stock equal to the amount of Shares that were to be sold by the Selling Stockholder to the Third Party Purchaser, multiplied by a fraction, (x) the numerator of which shall be the number of shares of Stock owned by such Preferred Holder, and (y) the denominator of which shall be the number of shares of Stock owned by the Selling Stockholder and all other selling Preferred Holders (including such Preferred Holder) on the date of the Notice of Intention to Sell. To the extent one or more of the Preferred Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Shares that the Stockholder may sell shall be correspondingly reduced. The right of co-sale of the Preferred Holders shall be on the following terms and conditions:

(b) Each Preferred Holder electing to exercise the right of co-sale pursuant to this Section 6 shall deliver written notice of such election to the Selling Stockholder within thirty (30) days after his receipt of the Notice of Intention to Sell (the “Co-Sale Notice”), which notice shall state the quantity of shares of Stock such Preferred Holder elects to sell. If the total number of shares of Stock specified in such Preferred Holder’s notice exceeds the number of shares of Stock such Preferred Holder shall have the right to sell on a pro rata basis, each exercising Preferred Holder shall have priority up to the number of shares of Stock specified in his notice, to sell such portion of the shares of Stock on a pro rata basis with all other exercising Preferred Holders. The shares of Stock not so sold shall be allocated on a pro rata basis among the exercising Preferred Holders electing to sell more than their pro rata portions up to the number of shares of Stock specified in each exercising Preferred Holder’s notice, provided, however, that in the aggregate the exercising Preferred Holders may not sell more than the number of shares of Stock to be sold by the Selling Stockholder to the Third Party Purchaser, multiplied by a fraction, (x) the numerator of which is the number of shares of Stock owned by the Preferred Holder, and (y) the denominator of which shall be the number of shares of Stock owned by the Selling Stockholder and all exercising Preferred Holders.

(c) Each participating Preferred Holder shall deliver to the Selling Stockholder for transfer to the Third Party Purchaser one or more certificates, properly endorsed for transfer, which represent the number of shares of Common Stock, Series A Preferred Stock or Series B Preferred Stock the Preferred Holder elects to sell pursuant to this Section 6.

(d) The stock certificates which each Preferred Holder delivers to the Selling Stockholder shall be transferred by the Selling Stockholder to the Third Party Purchaser in consummation of the sale of the shares of Stock pursuant to the terms and conditions specified in the Notice of Intention to Sell and Co-Sale Notice, and the Selling Stockholder shall promptly thereafter remit to each participating Preferred Holder that portion of the sale proceeds to which such Preferred Holder is entitled by reason of his participation in such sale.

(e) The exercise or non-exercise of the co-sale rights of the Preferred Holders hereunder to participate in one or more sales of Shares made by a Selling Stockholder shall not adversely affect their rights to participate in subsequent sales of Shares made by any Selling Stockholder.

(f) Each Preferred Holder participating in a sale pursuant to this Section 6 shall pay his pro rata share (based on the total number of shares of Stock to be sold) of the expenses incurred in connection with such sale and shall be obligated to join on a pro rata basis (based on the total number of shares of Stock to be sold) severally as to himself, and not jointly, in any reasonable indemnification or other reasonable obligations that the Selling Stockholder originating the sale agrees to provide in connection with such sale, provided, however, that no Preferred Holder shall be obligated in connection with such sale to agree to indemnify or hold harmless the Third Party Purchaser with respect to an amount in excess of the net proceeds paid to such holder in connection with such sale.

(g) This Section 6 shall not apply to transfers made in compliance with Section 2 above.

7. Drag-Along Right.

(a) Notwithstanding anything contained herein to the contrary, if, at any time after the third anniversary of the date of this Agreement, the holders of 60% of the then outstanding shares of Series B Preferred Stock (the “Selling Purchasers”) wish to accept a bona fide arms length proposal (a “Sale Proposal”) from a person (the “Drag Along Purchaser”) to acquire all or substantially all of the assets or shares of capital stock of the Company (by merger, consolidation or otherwise), then the Company and the remaining Stockholders (the “Remaining Stockholders”), shall either:

(i) approve the Sale Proposal (the “Sale Option”) in accordance with the provisions of the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws (the “Bylaws”), in which case the Company and each Remaining Stockholder shall be obligated to take all necessary action to cause the transaction contemplated in the Sale Proposal (a “Required Sale”) to be consummated; or

(ii) purchase (the “Purchase Option”) from the Selling Purchasers, on the same terms and conditions as set forth in the Sale Proposal, the Shares held by such Selling Purchasers.

(b) Not later than sixty (60) days prior to the proposed date for the consummation of the Required Sale (the “Drag-Along Closing Date”), the Selling Purchasers shall send a notice (the “Drag-Along Notice”) to the Company and each Remaining Stockholder, which notice shall include, among other things (i) the name and address of the Drag-Along Purchaser, (ii) the aggregate price at which the Drag-Along Purchaser is willing to acquire the Company’s assets or outstanding shares and (iii) any other material terms as set forth in the Sale Proposal. Not later than thirty (30) days prior to the Drag-Along Closing Date, each Remaining Stockholder shall deliver to the Company a notice indicating whether such Remaining Stockholder elects the Sale Option or the Purchase Option.

(i) If the Remaining Stockholders holding a majority of the outstanding Shares held by all Remaining Stockholders elect the Sale Option, then the Company shall approve the Required Sale and each Remaining Stockholder shall execute and deliver such documents and take all other actions as may be reasonably requested by the Drag Along Purchaser or the Selling Purchasers in connection with the Require Sale. In furtherance of the foregoing, in connection with such sale, each Remaining Stockholder will (A) vote in favor of, consent to, participate in and raise no objections against the Required Sale or the process pursuant to which it was arranged and (B) waive any dissenters’ rights, appraisal rights and other similar rights. The closing of the proposed Sale Proposal shall be held at the time and place designated by the Selling Purchasers and the Drag-Along Purchaser pursuant to the terms of the Drag Along Notice. Notwithstanding the above, the Remaining Stockholders (1) will not be required to make any representations or warranties except with respect to ownership of its Shares and then only to the same extent as the Selling Purchasers and (2) will not be required to give any indemnities except on a pro rata basis with the Selling Purchasers based on the amount of proceeds received by each, and that any such indemnification obligation by a Remaining Stockholder will in no event exceed the proceeds received by or paid on behalf of such Remaining Stockholder.

(ii) If the Remaining Stockholders holding a majority of the outstanding Shares held by all Remaining Stockholders elect the Purchase Option, then the Company or the Remaining Stockholders shall purchase all Shares held by the Selling Purchasers on the same terms and conditions as set forth in the Sale Proposal, and at a price per share equal to what the Selling Purchasers would have received had the Required Sale been consummated. The closing shall take place within thirty (30) days following the last date on which the Remaining Stockholders were required to deliver notice to the Company pursuant to Section 7(b) above. The Selling Stockholders shall execute all documents reasonably requested (and typically required in transactions of this nature) by the Company or Remaining Stockholders, as applicable, in connection with the consummation of such transaction.

8. Board of Directors.

(a) The Board of Directors of the Company shall consist of seven (7) members. The number of directors may not be changed except by amendment of this Agreement and the Bylaws. All directors shall be elected annually. The Stockholders hereby agree to vote all of their Stock for the election of the following candidates to the Board of Directors:

(i) Series B Directors. Two directors (the “Series B Directors”) from time to time shall be elected by the majority of the then outstanding shares of Series B Preferred Stock. One of the Series B Directors will be designated by Quaker BioVentures, L.P. (the “Quaker Director”), and shall initially be Richard S. Kollender. During the period beginning on the date of this Agreement and ending on the earlier of (A) the date which is eighteen months from the date of this Agreement or (B) the date on which TVM V Life Science Ventures GmbH & Co. KG no longer holds any shares of Series B Preferred Stock, the other Series B Director will be designated by TVM V Life Science Ventures GmbH & Co. KG, and shall initially be Steve Hoffman. Thereafter, the other Series B Director will be designated by a majority of the then outstanding shares of Series B Preferred Stock.

(ii) Series A Directors. Two directors (the “Series A Directors”) from time to time shall be elected by the Series A Holders. One of the Series A Directors (the “ACM Director”) will be designated by Adams Capital Management III, L.P., (“ACM”), and shall initially be Joel P. Adams. The other Series A Director will be designated by a majority of the then outstanding shares of Series A Preferred Stock and shall be an independent director with industry experience. The other Series A Director shall initially be Dr. Jeffrey Shogan.

(iii) Common Director. One director (the “Common Director”) from time to time shall be designated and elected by the holders of a majority of the outstanding Common Stock, which shall initially be Stan Lapidus.

(iv) Combined Directors. Two directors (the “Combined Directors”), from time to time shall be designated by a majority of the Series B Directors, Series A Directors and Common Directors, voting together as a single class, and elected by the affirmative vote of the holders of a majority of the then outstanding shares of Series B Preferred Stock, Series A Preferred Stock and Common Stock, voting together as a single class. One of the Combined Directors shall be the Corporation’s then-current Chief Executive Officer and shall initially be Sean McDonald. The other Combined Director shall be an independent director with industry experience and shall initially be Kevin Johnson.

(b) A vacancy of: (i) any Series B Director position shall be filled only by the vote of the holders of Series B Preferred Stock as provided in Section 8(a)(i) above; provided, however, that a vacancy of the Quaker Director shall be filled only by Quaker BioVentures, L.P., (ii) any Series A Director position shall be filled only by the vote of the holders of Series A Preferred Stock as provided in Section 8(a)(ii) above; provided, however, that a vacancy of the ACM Director shall be filled only by ACM, (iii) the Common Stock Director position shall be filled only by the vote of the holders of the Common Stock as provided in Section 8(a)(iii) above, (iv) the Combined Director positions shall be filled only by the vote of the holders of Series B Preferred Stock, Series A Preferred Stock and Common Stock as provided in Section 8(a)(iv) above.

(c) The Company shall reimburse each of the directors for all reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors, meetings of committees of the Board of Directors and on Company-approved business.

(d) The Board of Directors shall maintain a Compensation Committee (the “Compensation Committee”) and an Audit Committee (the “Audit Committee”), each consisting entirely of non-employee directors. The Compensation Committee shall be responsible for and have discretion concerning all compensation decisions and decisions concerning the issuance of stock options or other equity awards, including, without limitation, the vesting of stock options or other equity awards. The Chief Executive Officer of the Company shall be entitled to attend meetings of the Compensation Committee in a non-voting capacity; provided, however, that such officer may be excluded from any meeting or portion thereof, at the discretion of the Compensation Committee. The senior financial officer of the Company shall be entitled to attend meetings of the Audit Committee in a non-voting capacity; provided, however, that such officer may be excluded from any meeting or portion thereof, at the discretion of the Audit Committee. Each committee shall include the Quaker Director and ACM Director at the option of such director.

(e) The Board of Directors may create such additional committees as it deems necessary or desirable to conduct such business as may properly come before the Board of Directors. ACM and Quaker BioVentures, L.P. shall each have the right to appoint one director to each and every committee constituted by the Board of Directors; provided, however, that any director so appointed in accordance with this Section 8(e) shall not be obligated to serve on any such committee on which the director does not agree to serve.

(f) In addition to the directors designated pursuant to Section 8(a), Quaker BioVentures, L.P. shall have the right to designate one person to attend meetings of the Board of Directors as an observer in a non-voting capacity (the “Quaker Observer”). The Company shall reimburse the Quaker Director for all reasonable out-of-pocket expenses incurred in attending such meetings. The Board of Directors may also grant observer rights to attend meetings of the Board of Directors in a nonvoting capacity to such persons as it may approve; provided, however, that the Company reserves the right to exclude such observer(s) from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, the Board is in “Executive Session” or for other similar reasons.

(g) In addition to any other actions requiring the approval of the Board of Directors under the Bylaws or the General Corporation Law of the State of Delaware, the following actions shall require the approval of a majority of the Board of Directors:

(i) Capital expenditures (including expenditures under capitalized leases) that are more than 10% in excess of the annual budget approved by the Board;

(ii) Cash compensation (including base salary and bonuses) for any employee of the Company earning over $125,000 per year, except cash compensation pursuant to employment agreements between the Company and certain of its executives as in effect from time to time; provided, however, that the Board of Directors may delegate this decision to the Compensation Committee;

(iii) Any sale, transfer or other disposition of any material assets of the Company, including the license of any intellectual property of the Company; and

(iv) Use of Company assets for the redemption, retirement, purchase or acquisition, directly or indirectly, of any of the Company’s stock, options or convertible debt.

(h) The parties agree that this Section 8 shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against each of them. To the extent possible under applicable law, the Company shall attempt to enforce compliance with the provisions of this Section 8.

(i) To secure the obligations of the Stockholders to vote their respective Stock in accordance with this Agreement, each Common Holder hereby appoints the Company’s Chief Executive Officer, each Series A Holder hereby appoints Adams Capital Management, III, L.P., and each Series B Holder hereby appoints Quaker BioVentures, L.P., in each case, or their respective designees, from time to time, as such Common Holder’s, Series A Holder’s or Series B Holder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such Common Holder’s, Series A Holder’s or Series B Holder’s Common Stock, Series A Preferred Stock or Series B Preferred Stock, as the case may be, in favor of the matters set forth in this Section 8 if, and only if, such Common Holder, Series A Holder or Series B Holder fails to vote all such Common Holder’s, Series A Holder’s or Series B Holder’s Common Stock, Series A Preferred or Series B Preferred Stock, as the case may be, in accordance with this Section 8. The proxy and power granted by each Common Holder, each Series A Holder and each Series B Holder pursuant to this Section 8 (i) are coupled with an interest and are given to secure the performance of such party’s duties under Section 8 of this Agreement. Each such proxy shall be irrevocable during the term of this Agreement. The proxy, so long as any Common Holder, Series A Holder or Series B Holder is an individual, will survive the death, incompetency and disability of such party or any other individual holder of the Common Stock, Series A Preferred Stock and Series B Preferred Stock and, so long as any Common Holder, Series A Holder or Series B Holder is an entity, will survive the merger or reorganization of such Common Holder, Series A Holder or Series B Holder or any other entity holding any Common Stock, Series A Preferred Stock or Series B Preferred Stock subject to this Agreement.

(j) The Stockholders shall take all actions, do all things and execute and deliver all documents, including, without limitation, the approval of any amendment to the Bylaws, and shall cause the Company to do the same, as may be necessary to ensure that:

(i) the number of directors authorized and constituting the entire Board of Directors is not more than seven; and

(ii) each committee of the Board of Directors shall have at least three members and include at least one Series A Director and one Series B Director.

9. Ownership. Each Common Holder represents and warrants that (a) he now owns his Common Stock, free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to or on the execution hereof and (b) such Common Holder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Common Holder enforceable against such Common Holder in accordance with its terms. Each Series A Holder represents and warrants that (x) he now owns his shares of Series A Preferred Stock free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to or on the execution hereof and (y) he has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Series A Holder enforceable against such Series A Holder in accordance with its terms. Each Series B Holder represents and warrants that (aa) he now owns his shares of Series B Preferred Stock free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to or on the execution hereof and (bb) he has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Series B Holder enforceable against such Series B Holder in accordance with its terms.

10. Term. The provisions of this Agreement shall terminate upon the first to occur of (a) the closing of the Company’s Initial Public Offering (as hereinafter defined) and (b) the closing of the Company’s sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of a merger, consolidation or other transaction or series of related transactions resulting in the exchange of the outstanding shares of the Company’s capital stock such that the stockholders of the Company prior to such transaction own, directly or indirectly, less than fifty percent (50%) of the voting power of the surviving entity. For purposes of this Agreement, “Initial Public Offering” means an initial firm commitment underwritten offering to the public of the Company’s Common Stock pursuant to a registration statement under the Securities Act where the aggregate gross sales price of such securities is greater than $30,000,000, and the price per share is at least $3.30, subject to adjustment to reflect stock splits, reverse stock splits or combinations.

11. Specific Enforcement. The parties expressly agree that they will be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants or conditions of this Agreement by any party, the Stockholders and the Company shall, to the extent not prohibited by law, in addition to all other remedies, each be entitled to seek a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions hereof.

12. Legend. Each new certificate evidencing any of the Stock shall bear a legend substantially as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND MAY NOT BE SOLD, EXCHANGED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH AND SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDERS AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

13. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be personally delivered or delivered by overnight courier or mailed by first-class registered or certified mail, postage prepaid, return receipt requested, or sent by fax machine, or sent by electronic mail, return receipt requested, addressed as follows:

(a) If to a Purchaser, at his address as set forth on Schedule I to the Purchase Agreement, or at such other address as may have been furnished to the Company by it in writing, with a copy to:

Pepper Hamilton LLP

400 Berwyn Park

899 Cassatt Road

Berwyn, PA 19312

Attn: Christopher Miller, Esq.

Fax: 610-640-7835

Email: millerc@pepperlaw.com

Jane E. Hepner

Klett Rooney Lieber & Schorling

One Oxford Centre, 40th Floor

Pittsburgh, PA 15219

Fax: 412-392-2128

Email: jehepner@klettrooney.com

(b) If to the Company at:

Precision Therapeutics, Inc.

2516 Jane Street

Pittsburgh, PA 15203

Attn: Sean McDonald

Fax: 412-481-1597

Email: smcdonald@ptilabs.com

With a copy to:

Brian Novosel

Buchanan Ingersoll

One Oxford Centre, 20th Floor

Pittsburgh, PA 15219

Fax: 412-562-1041

Email: novoselbs@bipc.com

(c) If to an Initial Purchaser, to his address on the books of the Company.

14. Integration; Amendments. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless consented to in writing by (i) the Company and (ii) the holders of at least 67% of the aggregate number of shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock and Series B Preferred Stock owned by all of the Stockholders (including the holders of at least 60% of the outstanding shares of Series B Preferred Stock); provided, however, that if any such amendment, modification, supplement, waiver or consent would adversely change a specifically enumerated right or obligation hereunder of one or more parties hereto (the “Adversely Affected Parties”) in a way that is adverse to the Adversely Affected Parties and in a manner different from the manner in which such specifically enumerated right or obligation is changed with respect to other parties hereto, such amendment or waiver shall also require the written consent of each such Adversely Affected Party. Any such written consent shall be binding upon the Company, the Purchasers, the Series A Holders and Common Holders. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

15. Governing Law; Successors and Assigns. This Agreement shall be governed by the laws of the State of Delaware, regardless of laws that might otherwise govern under applicable principles of conflicts of laws and choice of laws thereof, and shall be binding upon the heirs, personal representatives, executors, administrators, successors and assigns of the parties.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Gender. All pronouns used herein shall include all genders as the context requires.

18. Additional Stockholders. As a condition to the issuance of any shares of capital stock to any person(s) after the date hereof (including any optionee) who is an executive officer of the Company or who would thereafter own 5% of the capital stock On A Fully Diluted Basis, and would not otherwise be a Purchaser under this Agreement, the Company shall require that such person(s) execute and deliver a counterpart of this Agreement, agreeing to be bound by this Agreement.

19. Severability. The illegality, invalidity or unenforceability of any provisions of this Agreement shall not affect the legality, validity or enforceability of any other provisions of this Agreement.

20. Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

PRECISION THERAPEUTICS, INC.

By:
Name:
Title:

PURCHASERS, SERIES A HOLDERS AND COMMON HOLDERS

[Printed Name if an Entity]

By:
Name:
Title:

[signature page to Third Amended and Restated Stockholders Agreement]

SCHEDULE I

PURCHASERS

2001 Irrevocable Trust for William C. Hulley, William C. Hulley, Trustee

Adams Capital

Alvin J. Catz

Ann K. Newlin

Birchmere Ventures II LP

BoldCap Ventures LLC

CK Capital, LP

CEO Venture Fund III

Draper Triangle Ventures, LP

G. Richard Patton

Gary G. Glausser and Mary Frances Glausser

Harold Mendlowitz

Helen P. Glausser

HOWNIM Limited Partnership

James Colker & Janice S. Colker Held as Tenants by the Entireties

Janney Montgomery Scott LLC

John P. Krolikowski

Lizabeth H. Zlatkus

Mary Beth Duffy

Melissa A Kelley

Nicholas Kornblith

Paul B. Glausser

Paul L. Kornblith

Pennsylvania Growth Fund

Quaker Bio Ventures LP

Richard W. Thorne

Sanford S. Berman

Sean D.S. Sebastian

Sheila C. Catz

Sheldon & Co FBO William R. Newlin Tax ID #34-6510658

Stephen G. Robinson

The Future Fund, Inc

Timothy E. Parks

TVM V Life Science Ventures GmbH & Co. KG

William R. Newlin

SCHEDULE II

SERIES A HOLDERS

2001 Irrevocable Trust for William C. Hulley, William C. Hulley, Trustee

A&J Boyle

Adams Capital

Alvin J. Catz

Ann K. Newlin

Arthur J Boyle IRA

Birchmere Ventures II IP

BoldCap Ventures LLC

Bomoseen Associates, LP

Bruce W. Miller

Draper Triangle Ventures, LP

G. Richard Patton

Gary G. Glausser and Mary Frances Glausser

Harold Mendlowitz

Helen P. Glausser

HOWNIM Limited Partnership

James Colker & Janice S. Colker Held as Tenants by the Entireties

Janney Montgomery Scott LLC

Jo Anne Boyle IRA

John P. Krolikowski

John R. Thorne

Lizabeth H. Zlatkus

Mary Beth Duffy

Melissa A Kelley and Carl J Brotsker

Ned Renzi

Nicholas Kornblith

Paul B. Glausser

Paul L. Kornblith

Pennsylvania Growth Fund

Richard W. Thorne

Robert H. McDonald Jr

Route 88 Development Inc.

Roy T. Ruzika and Joan R. Ruzika

Sanford S. Berman

Sean D.S. Sebastian

Sean McDonald

Sheila C. Catz

Sheldon & Co FBO William R. Newlin Tax ID #34-6510658

Stanley N. Lapidus

Stephen G. Robinson

Stephens - Precision Therapeutics, LLC

The Future Fund, Inc

Timothy E. Parks

TVM V Life Science Ventures GmbH & Co. KG

William R. Newlin

SCHEDULE III

COMMON HOLDERS

2001 Irrevocable Trust for William C. Hulley, William C. Hulley, Trustee

A.G.D.N. Partnership

Alfred Weis

Alvin J. Catz

Ann K. Newlin

Anuja Chattopadhyay

Appleduck, LP

Arlenc A. Hendrickson

Arthur J Boyle IRA

B. Gordon Nelson III

Bank One Trust Company, N.A,. as Trustee U/A with Lauranne T. Freyhof (Lauren Freyof Trust) dated April 26, 1982

Barry R. Sullivan

Birchmere Investments LP

Birchmere Ventures II LP

BoldCap Ventures LLC

Bomoseen Associates, LP

Bret Gustafson

Bruce W. Miller

Bryan A. Loy

Carl A. Cohen

CEO Venture Fund III

Charles C. Cohen

Charles C. Cohen and Amy W. Cohen JTWROS

Charles C. Cohen SEP Account

Charles Clark Jordan

Chester G. Fisher

Christine LoBianco

CK Capital, LP

Cousin Family Investment Association

Daniel L. Reynolds and Joan H. Reynolds

David Burstin

David Robinson

David S. Shapira

Deborah Devers

Dennis Burholt

Donald and Sylvia Robinson Family Foundation

Donald H. Jones

Douglas F. Schofield

Dr. Bettina Weis Killion

Dr. Robert E. Lee

Draper Triangle Ventures, LP

E.L.H. Co., Inc.

Eugene R. Yost

F Gordon Kraft and Suzanne H Kraft

Farrell Rubenstein

G. Richard Patton

Gary G. Glausser and Mary Frances Glausser

George M. Egan and Anne T. Egan

Glen F. Chatfield

Griffin Group Partners, LP

Hans J. Werner

Harold Mendlowitz

Heather Piwowar

Helen P. Glausser

Hillcrest Family Partnership, L.P.

HOWNIM Limited Partnership

ITM Holdings, Ltd

James Colker & Janice S. Colker Held as Tenants by the Entireties

James H. Wolf

James S. Whitcomb, Jr.

Janney Montgomery Scott LLC

Jim Ferree

Jo Annc Boyle IRA

John Freund

John J. Inserra and Diane W. Inserra

John L. Laubach, Jr.

John M Wolf, Jr.

John P. Krolikowski

John Piwowar

John R. Thorne

John S. Isherwood

John T. Freyhof

Jonathan Shmerling

Joseph C. and Molly E. Walton as Tenants by the Entireties

Judy Holleran

JW Associates

Konrad M. Weis and Gisela Weis

Laura Adamson

Lauren Smith

Lawrence J. Fiori

Lisa Dawn George

Lizabeth.H. Zlatkus

Margot Kornblith

Mark D. Myslinski

Mark M. Blatter, MD and Jamie L. Blatter

Marlin S. Heilman

Mary Beth Duffy

Mary O. McCanney

Maryann Donovan

Matthew Teplitz and Sue Challinor

Melissa A. Kelley and Carl J Brotsker

Michael N. Berger and Eileen S.J. Berger

Ned Renzi

Nicholas Kornblith

Patricia A Keys

Patricia J. Burns

Paul B. Glausser

Paul L. Kornblith

Pennsylvania Growth Fund

Pericles Dimas

Perspective Holdings, LLC

Philip J. Samson and Iris M. Samson

Philip Keys

Richard Fincher

Richard W. Thorn

Robert B. Egan and Ann M. Egan

Robert Bratton

Robert H. McDonald Jr

Robert J. Huemmrich

Robert J. Schuler & Rosemarie Schuler Joint Tenants with Rights of Survivorship

Rosalyn Silverman

Samuel L. Armfield III TTEE, FBO Penn Vascular Lab Profit Sharing Plan

Sanford S. Berman

Saul J. Silver

Scott A. Lesnett

Sean McDonald

Sean McDonald

Sheila C. Catz

Sheldon & Co (Abigail Leah Robinson)

Smith Barney CDN for the IRA of Charles Clark Jordan IRA

Stacy Herb

Stanley N. Lapidus

Stephen G. Robinson

Stephen M. Grimshaw

Stephens - Precision Therapeutics, LLC

The Future Fund, Inc

Theresa M. Miles

Thomas H. Reynolds

Thomas N. Canfield

Timothy E. Parks

TVM V Life Science Ventures GmbH & Co. KG

Walton Strategic Investment Co., L.P.

Western Pennsylvania Adventure Capital Fund

William H. Portman

Wolfgang V. Briggs